Exhibit 1.2

AMENDMENT AND WAIVER AGREEMENT

THIS AMENDMENT AND WAIVER AGREEMENT (the “Agreement”), dated as of March 26, 2012, is entered into by and among EDAP TMS SA (the “Company”) and Rodman & Renshaw, LLC (“Rodman”).  Defined terms not otherwise defined herein shall have the meanings set forth in the Engagement Agreement (as defined below).

WHEREAS, pursuant to an engagement agreement dated February 17, 2012 (the “Engagement Agreement”) the Company engaged Rodman as its placement agent or underwriter in connection with a proposed placement of registered or unregistered securities of the Company;
WHEREAS, the Company agreed to issue to certain investors $5,625,000 of registered Ordinary Shares and Warrants (the “Direct Placement”), pursuant to a certain securities purchase agreement, dated as of March 22, 2012 as amended on March 23, 2012; and
WHEREAS, the Company and Rodman desire to amend and waive certain rights under the Engagement Agreement as set forth hereunder.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agrees as follows:
Amendments:

Solely for the purposes of the Direct Placement, the second sentence of Section A.3 shall be amended and restated in its entirety to read as follows:

“Such reimbursement shall be limited to the lesser of (i) $50,000 or (ii) to 0.8% of the aggregate purchase price paid by each purchaser of Securities that are placed in the Direct Placement and shall be paid at the Closing (provided, however, that such expense cap in no way limits or impairs the indemnification and contribution provisions of this Agreement).”

Waiver of Fee Tail.  Solely for the purposes of the Direct Placement, Rodman hereby agrees to waive its rights pursuant to Section C of the Engagement Agreement and as such Rodman shall not be entitled to receive the Placement Agent’s Fee and the Rodman Warrants in connection with a Tail Financing for the Tail Period.

Miscellaneous.

Except as expressly set forth above, all of the terms and conditions of the Engagement Agreement shall continue in full force and effect after the execution of this Amendment and Waiver Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein.

This Amendment and Waiver Agreement may be executed in two or more counterparts and by facsimile signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

[Signature page follows]

[Signature page to EDAP Amendment and Waiver Agreement]

IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

EDAP TMS SA

By: /s/ MARC OCZACHOWSKI
Name: Marc OCZACHOWSKI
Title: Chief Executive Officer

RODMAN & RENSHAW, LLC

By:/s/ JOHN BORER
Name: John BORER
Title: Senior Managing Director